As filed with the Securities and Exchange Commission on February 18, 2011
Registration No. 333 - 151436

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ReSearch Pharmaceutical Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4322769
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

520 Virginia Drive, Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)
ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan
(Full Title of the Plan)
Steven Bell
Executive Vice President of Finance and Chief Financial Officer
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, PA 19034
(Name and Address of Agent For Service)
(215) 540-0700
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Stephen T. Burdumy, Esq.
Matthew M. McDonald, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, Pennsylvania 19103
(215) 988-2700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of ReSearch Pharmaceutical Services, Inc. (the “Company”): File No. 333-151436, pertaining to the registration of 6,792,271 shares of common stock, par value $0.0001 per share of the Company (“Common Stock”), issuable under the Company’s 2007 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on June 5, 2008.
On December 27, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roy RPS Holdings Corp. (“Parent”), a Delaware corporation affiliated with Warburg Pincus Private Equity X, L.P., and RPS Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”). The Merger Agreement contemplated, among other things, that Merger Sub would merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).
The Merger became effective on February 18, 2011, as a result of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At the effective time of the Merger, each outstanding share of Common Stock was cancelled and converted automatically into the right to receive $6.10 in cash, without interest, except for shares (i) in respect of which appraisal rights were properly exercised under Delaware law and (ii) owned by the Company as treasury stock, or by Parent or Merger Sub. Additionally, at the effective time of the Merger, each outstanding option to acquire shares of Common Stock issued under the Company’s 2007 Equity Incentive Plan that was vested and exercisable was cancelled in exchange for the right to receive an amount per share of Common Stock underlying the applicable stock option equal to the excess, if any, of the Merger consideration of $6.10 over the applicable exercise price of such stock option. Each outstanding option to acquire shares of Common Stock that was unvested and unexercisable at the effective time of the Merger and not contractually entitled to accelerated vesting as of the effective time of the Merger was exchanged by the Parent or one of its affiliates for options having an aggregate intrinsic value equal to the value of such unvested options.
In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the filing of this post-effective amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fort Washington, Commonwealth of Pennsylvania, on February 18, 2011.

RESEARCH PHARMACEUTICAL SERVICES, INC.

By:	/s/ Steven Bell

Steven Bell
Executive Vice President of Finance and Chief
Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ Daniel M. Perlman Daniel Perlman	Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors	February 18, 2011

/s/ Steven Bell Steven Bell	Executive Vice President of Finance, Chief Financial Officer (principal financial officer and principal accounting officer) and Secretary	February 18, 2011

* Harris Koffer	President, Chief Operating Office and Director	February 18, 2011

* Thomas R. Armstrong	Director	February 18, 2011

* Jack H. Dean	Director	February 18, 2011

* James R. Macdonald	Director	February 18, 2011

* Warren W. Myers	Director	February 18, 2011

* Daniel Raynor	Director	February 18, 2011

* Stephen Stonefield	Director	February 18, 2011

* Peter M. Yu	Director	February 18, 2011

*	Daniel Perlman, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Daniel Perlman Daniel Perlman, Attorney-in-fact